Exhibit 10.17

Original Option Spanish Language - Contract Summary in English as Provided Below

Option to Purchase and Irrevocable Commitment to Transfer Mineral Concessions

First: The Parties

1.1     Compania AndeSur S.A. a company legally established in Bolivia and represented by Mr. Gustavo Adolfo Miranda Pinaya and Mr. Carlos Guillermo Prieto Vogtschmidt, as Administrative Manager and Financial Manager respectively, duly authorized, appear before a Notary on May 8, 2001 as Optioner.

1.2     Mr. Javier Ernesto Monerrey Uria, Property Owner ("Owner").

Second: The owner warrants that he is the sole and legitimate owner of the following mineral concessions which are in good standing:

2.1     The mineral concession called "El Triunfo" consisting of 120 pertinencias which is located in Lambate, the Province of Sud Yungas, Department of La Paz, Bolivia, acquired by the Owner on the 25th of March 1997 and duly registered with the appropriate agencies.

2.2     The mineral concession called "La Poderosa" consisting of 76 pertinencias, also located in Lambate, duly registered and acquired by the owner on the same date.

2.3     The mineral concession called "La Flor" consisting of 76 pertinencias, also located in Lambate, duly registered and acquired by the owner on the same date.

The preceding mineral concessions collectively referred to herein as the "Concessions".

Third: The Owner, of his own free will irrevocably commits to transfer to the Optioner the Concessions at such time as the Optioner completes the stipulated conditions in the next clause.

Fourth: This contract will have a term of five years from the date of subscription of this Minuta during which time the Optioner may exercise his option to acquire the Concessions according to the following terms:

4.1     On signing of this contract the Optioner will pay the Owner a sum of US$ 10,000 for the right to enter into the property and access data to perform a due diligence investigation for a period of 6 months.

     4.1.1     During this period the Owner must resolve all technical and legal issues relating to the Concessions such as the past due payments and specifically registration of the Concessions with the Registro de Derechos Reales,

     4.1.2     Additionally, the Optioner will have the responsibility to immediately make appropriate corrections to the recorded locations of the Concessions with the Servicio Technico de Minas discounting the resulting costs for this work from the initial payment of US$10,000.

     4.1.3     In case that there exist technical and/or legal problems with the Concessions that cannot be resolved then this contract will be rendered null and void without further obligations for payments or work commitments.

4.2     On the six month anniversary of signing this contract the Optioner will pay to the Owner the sum of US$15,000.

4.3     On the twelve month anniversary of signing this contract the Optioner will pay to the Owner the sum of US$25,000.

4.4     On the twenty-fourth month anniversary of signing this contract the Optioner will pay to the Owner the sum of US$35,000.

4.5     On the thirty-sixth month anniversary of signing this contract the Optioner will pay to the Owner the sum of US$45,000.

4.6     On the Forty-eighth month anniversary of signing this contract the Optioner will pay to the Owner the sum of US$55,000.

The above payments total US$185,000. The mentioned payments, apart from those indicated in the first paragraph of this clause, will give the Optioner the exclusive right to explore for minerals on the Concessions at his discretion including pilot scale metallurgical tests. Whatever quantity of ore generated during the term of this contract through the exploration or pilot scale testing will be the property of the Optioner.

Fifth: Option Price

5.1     If the Optioner decides to exercise his option to purchase the Concessions, he will pay the Owner the sum of US$1,000,000.

5.2     The Option payment will be made at the time of signing of the transfer of ownership.

5.3     The Optioner has the right to exercise the option to purchase at any time during the term of this contract not having any obligation to pay the owner any other payments thereafter nor any pro-rated payments for the time between the last payment and the date on which the option was exercised.

5.4     The Optioner will notify the Owner in writing of his intention to exercise the purchase option which will require the Owner to proceed immediately with the subscription of the documentation for transfer of ownership.

5.5     Also, the annual work commitments indicated in the following clause will no longer be in effect once the Optioner has exercised the option to purchase.

Sixth: During the term of this contract the Optioner commits to expenditures for exploration work the following minimum amount for each contract year:

6.1     During the first year a sum of US$100,000.

6.2     During the second year a sum of US$200,000.

6.3     During the third year a sum of US$400,000.

6.4     During the fourth year a sum of US$600,000.

6.5     During the fifth year a sum of US$1,000,000.

These expenditures are simply a projection that the Optioner estimates during the term of the contract. In case that, in whatever year, an expenditure exceeds the amount projected this amount exceeding the commitment will be applied to the following year.

Seventh:

7.1     The Optioner can execute exploration work on the Concessions that he deems appropriate without limitation and, if the work results in the production of ore, it is reiterated that it is the property of the Optioner.

7.2     At the same time the Owner has the right to conduct whatever production work on the Concessions at his discretion so long as the quantity of ore does not exceed six thousand tons of ore per year and under the condition that it does not interfere with the work of the Optioner. This right of the Owner to limited exploitation is restricted to the Owner himself and cannot be transferred to another person.

Eighth:

8.1     The Optioner, during the term of the contract, is obligated to maintain the annual payments for the Patentes Mineras for the Concessions.

8.2     The payments for the Patentes Mineras can be credited against the work commitments provided for in the fifth Clause.

Ninth: It is agreed between the parties that on the termination of this contract, for whatever reason, a copy of all of the data obtained by the Optioner such as general work for the benefit of exploration, will be delivered to the Owner without cost.

Tenth:

10.1     The Owner guarantees the free use and security of the Concessions and commits to maintain the property in good standing without encumbrances.

10.2     Additionally, the Owner guarantees the peaceful possession of the Optioner with respect to the Concessions and has the exclusive responsibility for their legal and administrative defense.

Eleventh:     The Optioner can cede or transfer to third persons the (rights under) this contract at whatever time during its term, simply having to communicate this act in writing to the Owner who cannot oppose it under any circumstances. The transfer of the contract will require that all of the rights of the Owner be unaltered.

Twelfth:

12.1     The contract will be dissolved for the following reasons:

     12.1.1     The validity of the Concessions is not valid or opposed by third parties.

     12.1.2     The contract is dissolved by law.

12.2     In a similar manner the contract will terminated:

     12.2.2     By unilateral decision of the Optioner, at whatever time during the term of the contract, in which case he will notify the Owner in writing terminating all further rights and obligations between the parties (except for those in the eighth clause).

Thirteenth:     At such time as the Optioner notifies the Owner of exercising the option to purchase, the Owner will be obligated to sign the document of transfer. All of the expenses relating to the transfer will be to the account of the Optioner.

Fourteenth:     The parties agree that this contract is a valid private contract in the case that it is elevated to a public document.

Fifteenth:     According to Bolivian Law the Concessions are a Bien Ganancial (property acquired during marriage), the senora Maritza Arce de Monterrey, of legal age and with Carnet de Identidad 305976 LP, as legal wife of the Owner, expresses her agreement with all and each of the clauses in this contract.

Sixteenth:     The parties give their agreement to all and each of the preceding clauses, obliging to strict conformance, sign an original and two copies at the bottom.

Senor Notario, prepare the document as is the custom.

La Paz, 31st of July, 2003

Signatures:

Javier Monterrey Uria

Maritiza Arce de Monterrey

For the Optioner:

Gustavo A. Miranda P.

Carlos G. Prieto V.